Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

micromobility.com, Inc. (formerly, Helbiz, Inc.)

Convertible Promissory Note

Principal Amount: $4,000,000

Issuance Date: November 13, 2023

Number: HLBZ-14

FOR VALUE RECEIVED, micromobility.com, Inc. (formerly, Helbiz, Inc.), a Delaware corporation (the “Company”), hereby promises to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”), the principal amount advanced to the Company up to the Principal Amount (as increased or as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section (18). For the avoidance of doubt, the Issuance Date is the date of the first issuance of this Convertible Promissory Note (the “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. This Note was issued with a 15% original issue discount.

This Note is being issued pursuant to Section 2.04 of the Standby Equity Purchase Agreement dated March 8, 2023 (as may be amended restated, supplemented or otherwise modified from time to time, the “SEPA”) between the Company and the Holder. Upon the issuance of this Note by the Company and delivery of the same to the Holder, the Holder shall advance to the Company, the principal amount in accordance as with a closing statement to be delivered to the Holder contemporaneously with the closing hereof.

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(1) GENERAL TERMS

(a)   Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all then outstanding Principal, plus all accrued and unpaid Interest (if any). The “Maturity Date” shall be March 31, 2024. This Note may be redeemed in accordance with Sections 1(c) and 1(d) hereof.

(b)   Interest Rate and Payment of Interest. Interest shall accrue on the outstanding principal balance hereof at the rate of 0% per year (the “Interest Rate”). Upon the occurrence of an Event of Default, interest shall accrue at a rate of 15% per year until collected in full. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c)   Mandatory Repayments. The Company shall, at its own option, either (i) repay in cash each Installment Amount set forth on the Repayment Schedule on or before each applicable Repayment Date, (ii) repay each Installment Amount by submitting an Advance Notice or a series of Advance Notices (an “Advance Repayment”) each with an Advance Date on or before each applicable Repayment Date, or (iii) repay in a combination of a cash repayment or an Advance Repayment. In respect of any Installment Amount to be repaid by the Company in cash, the Company shall pay to the Holder the Installment Amount to be paid to the Holder by wire transfer of immediately available funds in cash on or before such Repayment Date. If the Company elects an Advance Repayment, then the Company shall deliver an Advance Notice a series of Advance Notices to the Holder in accordance with the terms and conditions of the SEPA requesting advances in amount equal to the Installment Amount, or portion thereof, to be paid by an Advance Repayment, that will have Advance Dates on or before the applicable Installment Date, which Advance Notices shall specify that the proceeds, or a portion of the proceeds as may be permitted hereunder, to be paid to the Company shall be paid to the Holder pursuant to such Advance Repayment. Upon the closing of such Advance Notice in accordance with Section 2.02 of the SEPA, the Holder shall offset the amount due to be paid by the Holder to the Company under the SEPA against the portion of the Installment Amount to be paid by the Advance Repayment. If any portion of the Installment Amount remains unpaid at the applicable Repayment Date, the Borrower shall repay such outstanding Installment Amount as a cash repayment. Any repayments made in excess of amounts then due, whether from an Advance Repayment, Optional Redemption, conversions, or otherwise shall have the effect of reducing amounts due on subsequent Repayment Dates in the order that they come due.

(d)   Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided that (i) the trading price of the Common Stock is less than the Conversion Price and (ii) the Company provides the Holder with at least 5 Business Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed. The “Redemption Amount” shall be equal to the outstanding Principal balance being redeemed by the Company, plus all accrued and unpaid interest. After receipt of the Redemption Notice, the Holder shall have 5 Business Days to elect to convert all or any portion of this Note. On the 6th Business Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during the 5 Business Day period.

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(e)   Advance Notices. For so long as any amounts remain due and owing to the Holder (whether under this Note, the Prior Notes, or any other note or instrument of indebtedness), the Company hereby agrees that, in respect of each and every Advance Notice delivered pursuant to the SEPA (or any subsequent similar arrangement between the parties), an amount of the proceeds of any such Advance equal to the Applicable Redemption Percentage as of the submission of each Advance Notice shall be retained by the Holder and applied as an Optional Redemption towards the this Note or the Prior Notes (as determined by the Holder and notified to the Company in writing), in accordance with the terms of the applicable note, provided that, conditions (i) and (ii) of section 1(d) of the applicable Note or Prior Notes shall be waived in respect of such Optional Redemption. For the purposes hereof, the Applicable Redemption Percentage shall mean the greater of (a) 50% or (b) the quotient obtained by dividing (y) the total outstanding balance owed to the Holder by the Company, by (z) the total market value (based on the closing price immediately prior to the delivery of the particular Advance Notice) of the number of authorized shares of the Company remaining available and reserved for issuance to the Holder.

(2) EVENTS OF DEFAULT.

(a)   An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) the Company's failure to pay to the Holder any amount of Principal, or Interest after such payment is due;

(ii) The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 61 days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

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(iii) The Company or any subsidiary of the Company shall default beyond applicable grace and cured periods in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created, and such default shall result in such indebtedness becoming or being declared due and payable;

(iv) the Common Stock shall cease to be quoted or listed for trading, as applicable, on any Primary Market for a period of 10 consecutive Trading Days;

(v) The Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (18)) unless in connection with such Change of Control Transaction this Note is retired;

(vi) the Company's (A) failure to deliver the required number of shares of Common Stock to the Holder within two Trading Days after the applicable Delivery Date or (B) notice, written or oral, to the Holder of the Note, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of this Note into shares of Common Stock that is tendered in accordance with the provisions of the Note;

(vii) the Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five Business Days after such payment is due;

(viii) The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be covered by Section 2(a)(i) through 2(a)(vii) hereof) the Prior Notes, or any Transaction Document (as defined in Section (18)) which is not cured within five Business Days after notice of such breach or default.

(b)   During the time that any portion of this Note is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election upon written notice to the Company, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note (subject to the limitations set out in Section 3(c) at any time after an Event of Default at the Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion or acceleration or pursuant to Section 2(a)(viii) hereof) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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(3) CONVERSION OF NOTE. This Note shall be convertible into shares of the Company's Common Stock, on the terms and conditions set forth in this Section 3.

(a)   Conversion Right. Subject to the provisions of this Section 3, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding Principal of this Note and accrued and unpaid Interest into fully paid and nonassessable shares of Common Stock, at the Conversion Price. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(i) “Conversion Amount” means the portion of the Principal and accrued and unpaid Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination $0.25. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Note.

(b)   Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email or facsimile with confirmation of delivery (or otherwise deliver by method set forth in Section 8), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates of Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company's (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Note is physically surrendered for conversion and the outstanding balance of this Note is greater than the portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding balance not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

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(ii) Company's Failure to Timely Convert. If within three (3) from the Share Delivery Date the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder's conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(c)   Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Note or receive shares of Common Stock hereunder to the extent that after giving effect to such conversion or receipt of such Interest payment, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority, responsibility and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

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(d)   Other Provisions.

(i) NO IMPAIRMENT. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note or the Prior Notes are outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder, other than in respect to a reverse stock split of its Common Stock which only impacts the outstanding shares and does not in any way reduce or decrease the authorized shares; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities; (iii) enter into any agreement with respect to any of the foregoing; or (iv) enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under the this Note or the Prior Notes, including, without limitation, the obligation of the Company to make cash payments hereunder.

(ii) All calculations under this Section 3 shall be rounded to the nearest $0.0001 or whole share.

(iii) The Company covenants and agrees that from and after November 13, 2023, it shall reserve and keep available out of its authorized and unissued shares of Common Stock no less than 500 million shares of Common Stock (as may be reduced by the issuance of shares pursuant to the SEPA or any promissory notes issued thereunder) solely for the purpose of issuances to the Holder (whether under this Note, the Prior Notes, the SEPA, or otherwise), free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, and shall provide written confirmation from its transfer agent evidencing such share reserve.

(iv) Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(e)   Adjustments to Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in shares which results in an increase in the number of outstanding Common Stock, (b) subdivide its outstanding Common Stock into a larger number, (c) combine (including by way of reverse share split) outstanding Common Stock into a smaller number, or (d) issue additional Common Stock by reclassification or any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(f)    Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder's option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to the shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(g)   Whenever the Conversion Price is adjusted pursuant to Section 3 hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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(h)   In case of any (1) merger or consolidation of the Company or any subsidiary of the Company controlling more than one-half of the assets of the Company with or into another Person not affiliated with the Company, or (2) sale by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company in one or a series of related transactions, the Holder shall have the right to (A) exercise any rights under Section (3), (B) convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders shares of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate Principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a Convertible Note with a Principal amount equal to the aggregate Principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued Convertible Note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Notes were issued. In the case of clause (C), the conversion price applicable for the newly issued shares of Convertible Notes shall be based upon the amount of securities, cash and property that each share of Common stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(i)     For so long as more than $1 million of principal amount remain due and owing to the Holder (whether under this Note, the Prior Notes, or any other note or instrument of indebtedness), unless the Holders shall have given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on the date hereof) to, directly or indirectly (i) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, (ii) enter into, create, incur, assume or suffer to exist any lien, security interest, option or other charge or encumbrance of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, (iii) make any payments in respect of any related party debt, including, or (iv) enter into or agree to enter into any debenture, note, instrument, contract, financing arrangements, or other transaction that allows the holder of such instrument or counterparty to such transaction to acquire shares of Common Stock, or receive payments based on the price of the Common Stock, based on a price that varies or changes based on the market price of the Common Stock. Notwithstanding the foregoing, the Company shall be permitted to issue up to 1 million shares of Common Stock in connection with any acquisition,

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(4) REGISTRATION.

(a)   Registration Statement. If and only if the submission of an Advance Notice by the Holder in accordance with the procedures set forth in the SEPA is not available to the Holder, the Company will use its commercially reasonable efforts to file with the SEC, within 15 Business Days following receipt of written request of the Holder, a shelf registration statement on Form S-3 (or if not then eligible, on Form S-1) (the “Initial Registration Statement”) including a base prospectus (such base prospectus included in the Initial Registration Statement, as supplemented or amended from time to time shall be referred to herein as the “Prospectus”) for the purpose of registering the resale by the Holder of any shares of Common Stock issuable to the Holder upon conversion of this Note pursuant to Section 3, and the Company will use its commercially reasonable efforts to have the Initial Registration Statement declared effective by the SEC. Except where the context otherwise requires, the Initial Registration Statement, as amended when it becomes effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the SEC pursuant to Rule 424(b) under the Securities Act or deemed to be a part of the Initial Registration Statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” At the time the Registration Statement becomes effective, the Registration Statement and any amendments thereto will conform in all material respects to the requirements of the Securities Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto is issued, will conform in all material respects to the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   Maintaining a Registration Statement. The Company shall maintain the effectiveness of any Registration Statement with respect to the securities issuable hereunder at all times during the period beginning on the date hereof and ending 90 days after this Note (and any Notes issued in replacement or substitution of this Note) have been fully repaid or fully converted (the “Registration Period”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, the Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with the Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(c)   Delivery of Final Documents. The Company shall furnish to the Holder without charge, (i) at least one copy of each Registration Statement as declared effective by the Commission and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus, (ii) at the request of the Holder, at least one copy of the final prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents as the Holder may reasonably request from time to time in order to facilitate the disposition of the Common Shares owned by the Investor pursuant to a Registration Statement. Filing of the forgoing with the Commission via its EDGAR system shall satisfy the requirements of this section.

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(5) INDEMNIFICATION.

With respect to the Company’s obligations under this Note, including, without limitation, the registration provisions in accordance with Section 4 hereof:

(a)   To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable and documented attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the Commission) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation there under relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). The Company shall reimburse the Investors and each such controlling person promptly as such expenses are incurred and are due and payable, for any reasonable and documented legal fees or disbursements or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 5(a): (w) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (x) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 4(d); (y) shall not be available for the Claim of any Indemnified Person to the extent such Claim results from the willful misconduct, fraud or gross negligence of such Indemnified Person and (z) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person.

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(b)   Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 5 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the reasonable and documented fees and expenses of not more than one (1) counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 5, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(c)   The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(d)   The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

(6) CONTRIBUTION. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 5 to the fullest extent permitted by law.

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(7) REISSUANCE OF THIS NOTE.

(a)   Transfer. Upon reasonable prior written notice to the Company, Holder may transfer or assign this Note if and only if: (i) the transfer or assignment is to an affiliate (as that term is defined in Rule 405 promulgated under the Securities Act) of Holder or (ii) if the transfer or assignment of this Note is made to the same holder simultaneously in conjunction with the transfer of the SEPA to such holder in accordance with the terms of the SEPA (the permitted transfers pursuant to clauses (i) and (ii), the “Permitted Transfers”). Prior to the consummation of the Permitted Transfers, Holder agrees to provide the Company with joinders to this Note and/or SEPA, if applicable, in forms reasonably acceptable to the Company and duly executed by the transferee or assignee. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 7(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 7(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion, repayment, or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)   Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 7(d)) representing the outstanding Principal.

(c)   Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 7(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)   Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 7(a) or Section 7(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Noted), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

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(8) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by e-mail. The addresses and email addresses for such communications shall be:

If to the Company, to:

Micormobility.com, Inc.

32 Old Slip

New York, NY 10005

Attention: Salvatore Palella

Telephone: (917) 535-2610

Email: ceo@helbiz.com

With a copy (which shall not constitute notice or process) to:

William Rosenstadt

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

Telephone:  (212) 588-0022
E-Mail:  wsr@orllp.legal

If to the Holder:	YA II PN, Ltd c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue Mountainside, NJ 07092 Attention: Mark Angelo Telephone: 201-985-8300 Email: Legal@yorkvilleadvisors.com or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated upon sending the e-mail or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by e-mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

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(9) Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not and shall cause its subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, memorandum or articles of association, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of Common Stock or other equity securities; or (iii) enter into any agreement with respect to any of the foregoing.

(10) This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(11) After the Issuance Date, without the Holder’s consent, the Company will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior in any respect to the obligations of the Company under this Note.

(12) This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Courts of the State of New York sitting in New York County, New York and the U.S. District Court for the Southern District of New York sitting in New York County, New York in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(13) If the Company fails to materially comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all reasonable and documented fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder provided that Holder shall not have been responsible in any way for the Company’s noncompliance.

(14) Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

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(15) If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(16) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(17) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(18) CERTAIN DEFINITIONS For purposes of this Note, the following terms shall have the following meanings:

(a)   “Advance” shall have the meaning given to it in the SEPA

(b)   “Advance Date” shall have the meaning given to it in the SEPA.

(c)   “Advance Notice” shall have the meaning given to it in the SEPA.

(d)   “Advance Repayment” shall have the meaning given to it in Section 1(c).

(e)   “Bloomberg” means Bloomberg Financial Markets.

(f)    “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

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(g)   “Change of Control Transaction” means the occurrence of (a) an acquisition after the Issuance Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the Issuance Date (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the Issuance Date), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned subsidiary shall be deemed a Change of Control Transaction under this provision.

(h)   “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(i)     “Commission” means the U.S. Securities and Exchange Commission.

(j)     “Common Stock” means the class A common stock, par value $0.0001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(k)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)     “Installment Amount” means the Principal amount, the Payment Premium in respect of the Principal amount, and accrued and unpaid interest due on each Repayment Date as set out under the column “Installment Amount” in the Repayment Schedule, as adjusted for any optional redemption in accordance with Section 1(d) or any conversions in accordance with Section 3(a), if applicable.

(m) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(n)   “Primary Market” means the Nasdaq Capital Market

(o)   “Prior Notes” means (i) the convertible promissory note in the original principal amount of $1,200,000 (designated as Note No. HLBZ-12) issued by the Company to the Holder on August 25, 2023, and (ii) the convertible promissory note in the original principal amount of $1,500,000 (designated as Note No. HLBZ-13) issued by the Company to the Holder on October 26, 2023.

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(p)   “Repayment Date” means each date under the heading “Repayment Date” as set forth on the Repayment.

(q)   “Repayment Schedule” means the schedule of repayments as set out on Exhibit II, or such other schedule of repayments as the parties may agree in writing from time to time.

(r)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(s)    “Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(t)     “Transaction Documents” means any existing or future agreement between the Company and the Holder.

(u)   “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

(v)   “VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Primary Market as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions.

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
micromobility.com, Inc. (formerly, HELBIZ, INC.)

By: /s/ Salvatore Palella
Name: Salvatore Palella
Title: CEO

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $ of the outstanding balance of Convertible Promissory Note, No. HLBZ-14, into shares of Common Stock of micromobility.com, Inc. (formerly, HELBIZ, INC.), according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and deliver them to the following account:
Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title:

EXHIBIT II
REPAYMENT SCHEUDLE